Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Northfield Bancorp Inc., and subsidiaries:

We consent to the incorporation by reference in the registration statement No. 333-186270 on Form S-8, of Northfield Bancorp, Inc. (the Company), of our report dated March 17, 2014, relating to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference herein.

/s/ KPMG LLP

Short Hills, New Jersey

April 23, 2014